For Immediate Release: January 10, 2012

Lee Allan

Vice President, New Media

Griffin Capital Corporation

lallan@griffincapital.com

Office Phone: 310-606-5900

Cell Phone: 310-621-1601

Griffin Capital Net Lease REIT To Acquire GE Aviation Systems Facility

El Segundo, Calif. (Jan 10, 2012) - Griffin Capital Corporation ("Griffin") on behalf of the Griffin Capital Net Lease REIT announced today they are purchasing a 114,265 square foot assembly and manufacturing facility 100% leased to and occupied by GE Aviation Systems under a long term triple-net lease guaranteed by GE Aviation Systems' parent, General Electric Company (NYSE-GE), the world's largest and most diversified technology and financial services corporation. Griffin will acquire the property in the first quarter of 2012 for $13.00 million.

The Facility is located in Whippany, New Jersey, approximately 25 miles northwest of Newark Liberty International Airport, at the confluence of Interstates 80, 280, and 287, all major trucking transportation routes, providing excellent distribution accessibility on both a regional and local basis. Strategically located in the North Central New Jersey Industrial Market, and surrounded by a wealth of amenities for GE's highly skilled labor force, the building is ideally situated.

"The acquisition of the GE Aviation Systems Building represents our first major acquisition in the Northeast US, a market we have been targeting for some time for the diversity and resilience of the regional economy," said Don Pescara, Griffin's Managing Director of Acquisitions. "This transaction is particularly attractive due to the institutional quality of the building, the amenity-rich neighborhood, and GE's superior tenant credit quality, all in one of the largest metropolitan markets in the country. We are also attracted by GE's long term commitment to the property, and their ongoing investments to significantly improve the space," added Pescara.

About Griffin Capital and Griffin Capital Net Lease REIT

Los Angeles-based Griffin Capital Corporation ("Griffin") is the sponsor of the Griffin Capital Net Lease REIT, Inc. (the "REIT"), a publicly-registered, non-traded real estate investment trust focused on providing individual investors dependable monthly income through the ownership of a diversified portfolio of 'business essential' office and industrial properties net leased on a long term basis to creditworthy corporate tenants. The REIT, distributed by Griffin Capital Securities, Inc. through leading independent broker-dealers, seeks to raise $750 million in equity.  Manifesting keen alignment of shareholder interest, the principals and certain affiliates of Griffin Capital invested over $26 million of capital into the REIT.  Griffin Capital has a sixteen-year track record sponsoring real estate investment vehicles and managing institutional capital. Led by senior executives, each with more than two decades of real estate experience who have collectively closed more than 400 transactions representing over $14.0 billion in transaction value, Griffin Capital has acquired or constructed over 11 million square feet of space since 1996, and currently manages a portfolio of more than 8.5 million square feet located in 13 states, representing approximately $1 billion in asset value.  For more information regarding Griffin Capital, please visit www.griffincapital.com.

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